Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

THORNE HEALTHTECH, INC.

at

$10.20 Net Per Share of Common Stock

Pursuant to the Offer to Purchase dated September 14, 2023

by

Healthspan Merger Sub, Inc.

a wholly-owned subsidiary of

Healthspan Buyer, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE

AFTER 11:59 P.M., EASTERN TIME, ON OCTOBER 12, 2023, UNLESS

THE OFFER IS EXTENDED OR EARLIER TERMINATED.

September 14, 2023

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Healthspan Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Healthspan Buyer, LLC, a Delaware limited liability company, to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Thorne HealthTech, Inc., a Delaware corporation (“Thorne”), at a price of $10.20 per Share, net to the seller in cash, without interest and less any required withholding taxes and any Dividend Adjustments (as defined in the Offer to Purchase (as defined below)), upon the terms and subject to the conditions set forth in the offer to purchase (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements, collectively constitute the “Offer.” If the Offer Price (as defined in the Offer to Purchase) is reduced because of any Dividend Adjustments, Purchaser will provide notice of such reduction, and depending on the time remaining before the Expiration Date (as defined in the Offer to Purchase) of the Offer, Purchaser may be required to extend the Offer. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. The board of directors of Thorne has recommended that stockholders accept the Offer and tender all of their shares pursuant to the Offer.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup U.S. federal income tax withholding;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the expiration date of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration date of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer and;

5. Thorne’s Solicitation/Recommendation Statement on Schedule 14D-9 and Thorne’s Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern time, on October 12, 2023, unless the Offer is extended.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates (if any) or confirmation of receipt of such Shares under the procedure for book-entry transfer through The Depository Trust Company (“DTC”), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in Section 3 of the Offer to Purchase) in the case of book-entry transfer through DTC, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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